Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated August 2, 2013, with respect to the consolidated financial statements of 3PD Holdings, Inc. and subsidiaries and included in its Amendment No.1 to the Current Report on Form 8-K/A of XPO Logistics, Inc. dated August 5, 2013, filed with the Securities and Exchange Commission, in this Registration Statement (Form S-3) and in the Registration Statement (Form S-3 No. 333-176700) and related Prospectus of XPO Logistics, Inc.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

August 5, 2013